One North Central Avenue ▪ Phoenix, AZ 85004	Financial Contacts:		Media Contact:
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Freeport-McMoRan Copper & Gold Inc. Announces
Redemption of its Senior Floating Rate Notes due 2015

PHOENIX, AZ, March 2, 2010 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that it has issued a notice to redeem all of its outstanding Senior Floating Rate Notes due 2015 (“Notes”) on April 1, 2010.  There is $1 billion in outstanding aggregate principal amount of the Notes.

Holders of record will receive 101 percent of the principal amount together with accrued and unpaid interest from October 1, 2009 to the redemption date.  The Notes bear interest at LIBOR plus 3.25%.  Based on the current forward LIBOR rates through the 2015 maturity of the Notes, the annual interest cost savings over the life of the Notes would average approximately $58 million per annum.  FCX expects to record an approximate $20 million charge to net income in the second quarter of 2010 in connection with the redemption.  The Bank of New York Mellon, as trustee, has distributed to the registered note holders written notice of the specific terms of the redemption.

At December 31, 2009, FCX had $6.3 billion in total debt and consolidated cash of $2.7 billion.  During January and February 2010, FCX completed open market purchases of its 8.25% Senior Notes and its 8.375% Senior Notes totaling approximately $270 million.  Following the completion of the redemption of the Notes and including the year-to-date open market purchases, FCX’s total debt would approximate $5.0 billion.

FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum.

The company’s portfolio of assets includes the Grasberg mining complex, the world’s largest copper and gold mine in terms of recoverable reserves, significant mining operations in the Americas, including the large scale Morenci and Safford minerals districts in North America and the Cerro Verde and El Abra operations in South America, and the Tenke Fungurume minerals district in the Democratic Republic of Congo. Additional information about FCX is available on FCX’s web site at “www.fcx.com.”

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